GreenPay
merchant services

Green Pay Merchant Services Agent Agreement

Whereas, Green Pay Merchant Services, hereafter referred to as "Company" agrees to contract with: [illegible] DBA ____________________, hereafter referred to as "Agent" for performance of certain tasks; Whereas Agent's principle place of business is located at [illegible] Whereas, Green Pay Merchant Services main office is located at the following address: 5240 Fox Hollow Way, Lehi UT, 84043.

"Company" helps merchants and others ("Subscribers") establish a merchant account, and obtain point of sale software and terminal equipment, all to enable them to accept credit cards. "Company" works with a variety of merchant processing vendors to ensure that each merchant receives a merchant account that will best suit the merchants' industry type. "Company" specializes in establishing merchant processing accounts for certain industry niches, including restaurants, high risk (Telemarketing, Seminar, Continuity Membership Programs), bars, and nightclubs, associations as well as point of sale equipment that enables these merchants to become for efficient in business and credit/debit card transaction processing.

The Affiliate works with Subscribers in the course of its business that would benefit from having access to "Company". Accordingly, the Affiliate desires to market "Green Pay" as part of its own programs and services, and to refer Subscribers to "Green Pay" for application. In return, "Green Pay" desires that Affiliate be (i) authorized to market the "Green Pay", and (ii) compensated for such referrals.

THEREFORE, IN CONSIDERATION OF THE FOREGOING REPRESENTATIONS AND THE FOLLOWING TERMS AND CONDITIONS, THE PARTIES AGREE:

1. Services to be Performed

Company agrees to perform the following tasks or services, but is not limited to the following services. Company will present new Subscriber applications to the appropriate Banks and Processors according to the application and underwriting guidelines of such Bank and Processor. Company will work through the process of underwriting and approval and assist in the manner of deployment, installation or setup, and customer support. Company will notify Agent of any items missing or account changes, declines, fines, and/ or any other problems or needs of a Subscriber merchant account associated with the Agent. Company has the right and ability to monitor any account associated with the Agent and give notice to Agent of any needs, problems or changes needed to comply with Association rules and regulations. Company also has the right and ability to terminate a Subscriber in due cause of any fraudulent or delinquent activity by the Subscriber. Company has the right to solicit new programs and partnerships to Agent that will create additional profit centers and/ or give Agent better options to service their Subscribers needs. Company also has the right to remove programs and services or

partnerships that Company feels they no longer benefit all parties involved. This will also be communicated to Agent.

2. Relationship of Parties

The Parties acknowledge and agree that their respective relationship with one another is strictly that of an independent contractor and nothing herein shall be construed to constitute a relationship as an employee, partner, joint venture, or otherwise. It is also understood that Agent will provide, at its own expense, all equipment, supplies, work areas, prospect lists, transportation and all other items necessary to fulfill the obligation under this agreement. Agent shall not receive any fringe benefits, no insurance benefits, no disability, no workers compensation, no vacation pay, no holiday pay, no sick pay, no expense reimbursement, no profit sharing or pension or retirement plan contributions or any other fringe benefits from Company. The Agent shall not be required to work any specified hours or specified days.

3. Duties of Agents

a) Solicitation of Merchants: In addition to any such duties provided in this agreement, Agent shall solicit prospective merchants to apply for a merchant account through the appropriate merchant agreement of Company Approved Providers. It shall be the responsibility of the Agent to provide all necessary documentation along with the completed application in accordance with the underwriting guidelines of such Provider and at such time of needed additional documentation from Provider, the Agent shall obtain and submit to Company such documentation to fulfill the request of Provider in order to establish and set up a merchant account for Subscriber. Agent may also offer to such Subscriber the opportunity to buy and/or lease certain point of sale equipment, supplies and related equipment to fulfill the processing needs of Subscriber. Agent shall perform all duties and conduct themselves in a reputable manner and in full compliance with all applicable laws, rules, regulations, decisions and orders, including any and all applicable rules and regulations of the Card Associations.

b) Submission of Completed Documents: It shall be the responsibility of Agent to submit to Company, as to prospective merchants applying to approved Providers during the term of this agreement, a completed and signed merchant agreement, along with any required additional documentation or information required to submit the application submitted by Agent. Agent must submit all such materials, documents, and information in a complete, accurate and legible manner to be accepted and presented to Provider.

c) Merchant Approval and Cancellation: Agent acknowledges that the Approved Providers has the right, in their sole and exclusive discretion to approve or

disapprove all applications of prospective merchants submitted by Agent, and that the Approved Providers may cancel or terminate any merchant agreements between Provider and approved Subscriber in its sole discretion.

4. Covenants and Warranties of Agent

a) Rules and Regulations of Card Associations: Agent agrees that Agent is aware and will remain current with and will conduct themselves in accordance with all the rules and regulations of the Card Associations (including authorized, legitimate and proper use of Associations trademarks and names), and hereby expressly agrees that is shall strictly abide by all such rules and regulations, as those rules and regulations may change and/ or be amended from time to time.

b) Marketing and Promotional Material: Agent shall herby covenant and agree that all marketing and promotional material utilized by Agent in furtherance of its activities hereunder, will only be materials which have been pre-approved in advance by Company. During the term of this agreement, Agent shall conduct themselves in such a way that will retain integrity, respect and truthfulness of all such parties including, but not limited to Company, Provider, Sponsoring Bank and Card Associations, and will comply with any and all rules and regulations set forth by any such parties. These materials shall in no way hurt, slander, and disrespect or state anything that is not truthful or fraudulent.

c) Self-Employment: Agent is self-employed and holds any necessary business license, if required, to conduct business as an independent Agent. Agent is responsible to prepare and file with the IRS and relevant state and local revenue authorities all appropriate tax forms and schedules and to report the compensation paid to the Agent by Company pursuant to the terms of this agreement. Agent shall pay and assume all liabilities for payment of all state and federal income taxes arising out of the relationship between Company and Agent. It is the responsibility and obligation of Agent to maintain its own books and records of income and expenses during the tax period under which Agent has established by all local, state and federal authorities.

5. Terms of Agreement:

The initial term of the agreement shall be for a period of 90 days commencing on the date that this agreement is executed by all parties. This agreement shall thereafter be automatically renewed for a period of 30 days unless proper notification by either party is given at least 30 days prior to the end of the current term in which the party does not wish to renew the agreement. Notwithstanding the foregoing, either party shall have the absolute right to terminate this Agreement at anytime, with or without cause, upon 30 days of written notice to the other party. Furthermore, either party has the absolute right to terminate this Agreement, with or without cause, and without

notice if the other party breaches or otherwise fails to perform any of the provisions or covenants of this Agreement. If Agent at its sole discretion decides to obtain a direct relationship with Provider, Agent agrees to the terms that each of Agents merchants will be allowed to be ported to new relationship after the 90 day period of this agreement, and no later than 1 year from the commencement of this agreement. Otherwise all merchants will remain under Company relationship and Agent will continue to be paid residuals for the period of time merchant is processing through Company.

6. Terms of Non-Exclusivity:

During the term of this Agreement, Agent shall not solicit new merchant accounts for any Provider with respect to which Agent holds a Company Linked Number in then current force and effect, except on behalf of Company. Company will disclose Approved Providers to Agent during the term of this Agreement. Agent is in absolutely agrees to not solicit for any relationship directly with any Approved Provider (including Bank's, ISO's, and Processors) established, made knowledgeable and set forth by this Agreement to Agent by Company for a period of 6 months following the termination of this Agreement, unless specifically approved in writing by Green Pay during the term this Agreement remains in affect. During the term of this agreement, Agent agrees to contact and exercise Agent's best efforts to produce all prospective new merchant accounts first on behalf of Company before soliciting such account on behalf of another ISO; and, if Agent represents another ISO offering lower pricing to any such prospective account, Agent agrees to provide Company with a reasonable and meaningful opportunity to match or beat that pricing in an effort to secure the account under a Company Linked Number.

7. Confidentiality of Information:

Agent acknowledges ant they may directly or indirectly receive information and/ or resources of Company in which herein are set forth as trade secrets, methods, processes, or procedures and other confidential financial or business information in the course of negotiations of and performance of this Agreement. All such confidential information shall be the sole property of Company, and Agent shall have no ownership or interest or rights with respect to this confidential information. Agent agrees to adhere to and keep Company confidential information and execute this confidential agreement as set forth for a period of two years after the end of this agreement. Agent will not solicit the employees, agents, or known referral sources of Company to terminate their relationship with the Company.

8. Compensation

During the period of time this Agreement is full force and effect, Company shall pay Agent the compensation set forth on the attached Schedule "A" the terms of which are a

part of this Agreement. Agent hereby agrees that the payment of any such commissions earned shall not become due or payable until such time that Company is in actual receipt of the commissions or concessions beyond recourse. Company also has the right to audit such commissions received and prepare a detailed residual report for Agent prior to paying out such commissions. Company reserves the right to take the appropriate time to audit and prepare the residuals for Agent. Company also reserves the right to pass through to Agent certain fees or penalties imposed by any credit card association as a result of the activities, acts, or omissions of Agent, including and not limited to charges, fees and fines associated with ACH rejects, chargeback's and associated monitoring and excessive chargeback programs as set forth by the Card Associations. Agent shares in the liability with Company on any such fees, fines and charges. If any such fees, fines or charges take place, Company shall do its due diligence in obtaining appropriate reporting and reasoning for such fines, fees and charges and present this information to Agent. In the event of Agent's material breach of this Agreement, or Agent's material breach of the Confidentiality Agreement set forth in this Agreement, Company shall have the right, upon written notice to Agent, to terminate this payment for compensation provided by Schedule "A" and thereafter retain for its own account all residuals attributed to Agents Company Linked Number(s).

8. Entire Agreement

This agreement constitutes the entire understanding between the parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written of the parties, and there are no warranties, representations and/or agreements among the parties in conjunction with the subject matter hereof except as set forth in this Agreement. No modification or amendment of or waiver under this Agreement shall be valid unless in writing and signed by an Executive of the Company and approved by an Executive of the Company. This Agreement including the Exhibits hereto (which are incorporated as part hereof) maybe executed in counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any portion hereof shall be found invalid for any reason it shall no effect the other portions. Agent shall not assign, delegate, subcontract, license, or in any manner attempt to extend to any third party any right or obligation under this Agreement except as otherwise permitted herein without the prior consent of Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above and agree to all terms above.

This agreement is entered as of 6 day of [illegible], 2009

Agent Name: [illegible] Date: [illegible]

Agent Signature: [illegible]

GreenPay merchant services

This agreement is thus executed by Pablo Garcia, a Managing Partner of Green Pay Merchant Services.

Signature: [signature] Date: 10/9/10